Exhibit 99.1
LHC GROUP TO ACQUIRE ASSETS OF HOUSE CALLS HOME HEALTH AND
HOSPICE in PARKERSBURG, WV AND FLOYD HOMECARE in ROME, GA.
2 Locations Covering 18 Counties in Certificate of Need States of
West Virginia and Georgia
LAFAYETTE, LA, December 20, 2006 — LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets, announced today that it has signed definitive agreements to acquire in separate transactions the assets of a 67% interest in the home health and hospice agency owned by the Camden-Clark Memorial Hospital in Parkersburg, West Virginia and a 100% interest in the home health agency owned by Floyd Medical Center in Rome, Georgia. Both of these acquisitions are in Certificate of Need (C.O.N.) states, with the assets in West Virginia expanding the Company’s presence in that state, and the assets in Georgia marking the first expansion of LHC Group into the state. Combined FYE 2006 net revenues for these two acquisitions were approximately $5 million, of which approximately 83% were from Medicare. Both acquisitions will be paid by proceeds from operating cash flow, and are expected to close effective January 1, 2007.
The Parkersburg acquisition spans ten counties in northern West Virginia. The Rome acquisition spans eight counties all within the state of Georgia. The approximate combined populations in their respective primary service areas covered is 700,000, with almost 13% over the age of 65. LHC Group will be operating the agencies under the names House Calls Home Health and Hospice and Floyd Home Care Services.
“Nationwide, home health and hospice are fast becoming very specialized health care services.” said Thomas J. Corder, President and Chief Executive Officer for Camden-Clark Memorial Hospital. “We believe that these services can be more effectively and efficiently provided by partnering with a company that specializes in the management of these specific types of services”, he continued. According to Mr. Corder, “The transfer of two-thirds ownership and the day-to-day operations of Camden-Clark’s Home Health and Hospice Department to LHC will form an operational partnership designed to better meet the health care needs of our community”. “Another important factor in this partnership is that LHC plans to employ all of the Home Health and Hospice employees with no positions being eliminated in the operational transfer,” Corder concluded.
Kurt Stuenkel, Floyd President and CEO, speaking in reference to the Rome acquisition said, “LHC Group has a tremendous track record in providing quality home health care and in partnering with not-for-profit hospitals for these services. This will allow Floyd Home Care Services to grow its business with a company that specializes in home health and ensure quality home care services are available in our area.”

Keith Myers, President and CEO of LHC Group said, “LHC Group is very happy to welcome both House Calls Home Health and Hospice and Floyd Home Care Services to our growing family. We are extremely pleased that these dedicated employees will be joining the LHC Group Family. Continuity of service is instrumental to our success and their expertise and ties to the community will be key as we work together to provide the highest quality service to patients and families in the area.”
Mr. Myers concluded, “Our acquisitions team is actively seeking and evaluating further new opportunities, and our operations department will be working diligently on integrating both House Calls Home Health and Hospice and Floyd Home Care Services. We are clearly excited about our growth, and the possibilities for further expansion, as we continue to execute our two-pronged growth strategy — organic growth in our existing operations and acquisitions that fit our culture, with a reputation for providing quality healthcare services in their service area.”
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions, include statements regarding our ability to find and complete future acquisitions and our ability to integrate the transactions which are the subject of this press
release.Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission.